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                                                                     Exhibit 12




                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY
        STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)



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
                                                                     Six Months Ended
                                                                      June 30, 1996
                                                                   --------------------
Net earnings available for fixed charges:
  Income from continuing operations                                $            156,932
  Add - Income taxes                                                            103,326
      - Fixed charges                                                            52,571
                                                                   --------------------
Adjusted earnings                                                  $            312,829
                                                                   ====================

Fixed charges:
  Interest expense                                                 $             48,964
  Portion of rent expense
      representing interest                                                       3,607
                                                                   --------------------
Adjusted fixed charges                                             $             52,571
                                                                   ====================

RATIO OF EARNINGS TO FIXED CHARGES                                                 5.95
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